Exhibit 3.2
ARCHSTONE-SMITH TRUST
RESTATED BYLAWS
ARTICLE I. MEETINGS OF SHAREHOLDERS
     Section 1. Place. All meetings of shareholders (“Shareholders”) of Archstone-Smith Trust (the “Trust”) shall be held at the principal office of the Trust or at such other place within the United States as shall be stated in the notice of the meeting.
     Section 2. Annual Meetings. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.
     Section 3. Special Meetings. The Chairman of the Board, President, Chief Executive Officer or Board of Trustees may call a special meeting of the Shareholders. Requests by Shareholders for special meetings shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The Secretary shall inform the requesting Shareholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Trust by such Shareholders of such costs, the Secretary shall give notice of the meeting. Unless requested by the Shareholders entitled to cast a majority of the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of Shareholders held during the preceding twelve months. The Board has the sole power to fix (i) the record date for determining shareholders entitled to notice of and to vote at the special meeting and (ii) the date, time and place of the special meeting.
     Section 4. Notice. Notice of any meeting may be given in any manner permitted by Maryland law. If mailed, notices of meetings of Shareholders shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his or her post office address as it appears on the records of the Trust, with postage thereon prepaid.
     Section 5. Scope of Notice. Any business of the Trust may be transacted at an annual meeting of Shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of Shareholders except as specifically designated in the notice.
     Section 6. Waiver of Notice. Whenever any notice of a meeting of Shareholders is required to be given pursuant to the Trust’s Declaration of Trust (as amended, supplemented or restated from time to time, the “Declaration of Trust”) or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the Shareholder or Shareholders entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any Shareholder at any meeting shall constitute a waiver of notice of such meeting.
     Section 7. Organization. At every meeting of Shareholders, the Chairman of the Board, if there is one (or any Co-Chairman of the Board, if there is more than one), shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board (or all Co-Chairmen of the Board), one of the following officers present shall conduct the meeting in the order stated: the President, the Managing Directors in their order of rank and seniority, the Vice Presidents in their order of rank and seniority, or a chairman chosen by the Shareholders entitled to cast a majority of the votes which all Shareholders present in person or by proxy are entitled to cast, shall act as chairman, and the Secretary, or, in his or her absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the chairman shall act as secretary. At any Shareholders’ meeting, the chairman shall determine the construction or interpretation of these Bylaws, or any part thereof, and the ruling of the chairman shall be final.
     Section 8. Quorum. Unless otherwise provided in the Declaration of Trust or these Bylaws, with respect to any matter to be considered at any meeting of Shareholders, the presence in person or by proxy of Shareholders entitled to cast a majority of all the votes entitled to be cast with respect to such matter shall constitute a quorum. If a quorum is not present at any meeting of the Shareholders, the Shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn such meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at such meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
     Section 9. Proxies. A Shareholder may cast the votes entitled to be cast by the shares (“Shares”) of the Trust owned of record by him, either in person or by proxy in any manner authorized by law, by the Shareholder or by his or her duly authorized attorney in fact. Such proxy shall be filed with the Secretary before or at the time of the meeting. A Shareholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization by telegram, cablegram, datagram, electronic mail or any other electronic or telephonic means to the person authorized to act as proxy or to any other person authorized to receive the proxy authorization on behalf of the person authorized to act as proxy, including a proxy solicitation firm or proxy support service organization. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.
     Section 10. Voting of Shares by Certain Holders.
     (a) Shares Held by an Entity. Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such Shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such Shares. Any director or other fiduciary may vote Shares registered in his or her name as such fiduciary, either in person or by proxy.
     (b) Shares Held by Certain Persons. Shares registered in the name of a person adjudged incompetent may be voted and all rights incident thereto may be exercised only by his guardian, in person or by proxy. Shares registered in the name of a deceased person may be voted and all rights incident thereto may be exercised only by his executor or administrator, in person or by proxy. Shares registered in the name of a minor may be voted and all rights incident thereto may be exercised by his guardian, in person or by proxy, or in the absence of such representation by his guardian, by the minor, in person or by proxy, whether or not the Trust has notice, actual or constructive, of the minority or the appointment of a guardian, and whether or not a guardian has in fact been appointed.
     (c) Shares Held by Two or More Persons. Shares registered in the names of two or more persons shall be voted or represented in accordance with the vote or consent of the majority of the persons in whose names the Shares stand. If only one such person is present in person or by proxy, he or she may vote all the Shares, and all the Shares standing in the names of such persons are represented for the purpose of determining a quorum. This procedure also applies to the voting of Shares by two or more administrators, executors, trustees or other fiduciaries, unless the instrument or order of court appointing them otherwise directs.
     (d) Shares Held by the Trust. Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding Shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding Shares at any given time.
     (e) Certifications of Beneficial Ownership. The Board of Trustees (the “Board”) may adopt by resolution a procedure by which a Shareholder may certify in writing to the Trust that any Shares registered in the name of the Shareholder are held for the account of a specified person other than the Shareholder. The resolution shall set forth: the class of Shareholders who may make the certification; the purpose for which the certification may be made; the form of certification; the information to be contained in it; if the certification is with respect to a record date or closing of the Share transfer books, the time after the record date or closing of the Share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the Shareholder of record of the specified Shares in place of the Shareholder who makes the certification.
     Section 11. Inspectors. At any meeting of Shareholders, the chairman of the meeting may, or upon the request of any Shareholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of Shares represented at the meeting based on their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the Shareholders. Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of Shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
     Section 12. Action Without Meetings. Any action required or permitted to be taken at a meeting of Shareholders may be taken without a meeting if there is filed with the records of Shareholders’ meetings a unanimous written consent which sets forth the action and is signed by each Shareholder entitled to vote on the matter.

     Section 13. Nominations and Proposals by Shareholders.
     (a) Annual Meetings of Shareholders.
          (1) Nominations of persons for election to the Board and the proposal of business to be considered by the Shareholders may be made at an annual meeting of Shareholders (i) pursuant to the Trust’s notice of a meeting, (ii) by or at the direction of the Board or (iii) by any Shareholder of the Trust who was a Shareholder of record at the time of the giving of notice provided for in this Section 12(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(a).
          (2) For nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 12, the Shareholder must have given timely notice thereof in writing to the Secretary and such nomination or other business must otherwise be a proper matter for action by Shareholders. To be timely, a Shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Trust not less than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement released to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary of the preceding year’s annual meeting, notice by the Shareholder to be timely must be so delivered (x) not more than 120 days prior to the first anniversary of the date of the proxy statement released to shareholders in connection with the preceding year’s annual meeting nor less than 90 days prior to the first anniversary of the date of the proxy statement released to shareholders in connection with the preceding year’s annual meeting or (y) not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Trust. Such Shareholder’s notice shall set forth (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a Trustee all information relating to such person which is required to be disclosed in solicitations of proxies for election of Trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected); (ii) as to any other business which the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such Shareholder, as they appear on the Trust’s books, and of such beneficial owner, (y) the number of Shares of each class of the Trust which are owned beneficially and of record by such Shareholder and such beneficial owner and (z) in the case of a nomination, (A) a description of all arrangements or understandings between such Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Shareholder, (B) a representation that such Shareholder intends to appear in person or by proxy at the meeting, if there is a meeting, to nominate the persons named in its notice and (C) any other information relating to such Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Trustees pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
          (3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 12 to the contrary, if the number of Trustees to be elected to the Board is increased and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board at least 100 days prior to the first anniversary of the date of the proxy statement released to shareholders in connection with the preceding year’s annual meeting of shareholders, a Shareholder’s notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.
     (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of Shareholders at which Trustees are to be elected (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board or (iii) provided that the Board has determined that Trustees shall or may be elected at such special meeting, by any Shareholder of the Trust who was a Shareholder of record both at the time of giving of notice provided for in this Section 12(b) and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(b). If the Trust calls a special meeting of Shareholders for the purpose of electing one or more Trustees to the Board, any such Shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust’s notice of meeting, if the Shareholder’s notice containing the information required by paragraph (a)(2) of this Section 12 shall be delivered to the Secretary at the principal executive offices of the Trust (A) not more than 120 days prior to such special meeting nor less than 90 days prior to such special meeting or (B) not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
     (c) General.
          (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to serve as Trustees and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such nomination or proposal shall be disregarded.
          (2) For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
          (3) Notwithstanding the foregoing provisions of this Section 12, a Shareholder shall also comply with all applicable requirements of Maryland law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any rights of Shareholders to request inclusion of, nor any rights of the Trust to omit, proposals in the Trust’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
     Section 14. Voting by Ballot. Voting on any question or in any election may be by voice unless the presiding officer shall order or any Shareholder shall demand that voting be by ballot.
     Section 15. Election of Trustees. Except as provided in Article IV, Section 3 of the Declaration of Trust, in any election of Trustees other than a “contested election” (i.e., an election of Trustees by Shareholders in which there are more nominees for Trustee than the number of Trustees to be elected), each Trustee shall be elected by the vote of a majority of the votes cast by Shareholders entitled to vote with respect to the election of that Trustee at a meeting duly called at which a quorum is present. For purposes of this Section 15, votes cast with respect to a nominee for Trustee shall equal the number of votes “for” his or her election and the number of votes withheld from his or her election. In a contested election, each Trustee shall be elected by a plurality of all votes cast by Shareholders entitled to vote with respect to the election of Trustees at a meeting duly called at which a quorum is present. Any current Trustee and any Trustee hereafter elected shall serve as a Trustee until the next annual meeting of Shareholders and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. In any election of Trustees other than a contested election, any incumbent Trustee who does not receive a majority of the votes cast by Shareholders will tender his or her resignation to the Nominating and Corporate Governance Committee upon certification of the results.
     Upon receipt of a tendered resignation of a Trustee as a result of the foregoing:
•	The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board the action to be taken. In considering the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons, if any, why shareholders “withheld” votes, the length of service and qualifications of the Trustee whose resignation has been tendered, the Trustee’s contributions to the Company, compliance with exchange listing standards for board composition regarding independence and financial expertise qualifications, triggering defaults or other adverse consequences under material contracts or acceleration of change in control provisions and other rights in severance or employment agreements, other compensation arrangements and other agreements entered into by the Company, and the Declaration of Trust of the Company and these Bylaws.

•	In considering the recommendation of the Nominating and Corporate Governance Committee, the Board will consider the factors considered by that committee and such other factors and information it believes relevant.

•	Any Trustee whose resignation has been tendered will not participate in any consideration of his or her tendered resignation, except as provided below. If a majority of the members of the Nominating and Corporate Governance Committee are not validly elected, then the independent members of the Board who were validly elected will consider the tendered resignation(s) as provided above and will recommend to the Board whether to accept or reject them. The independent members of the Board may appoint a committee of independent members for this purpose. If no independent members of the Board are validly elected and one or more of the non-independent Trustees were validly elected, then those non-independent Trustees will consider the tendered resignations without the use of a Board committee. If none of the members of the Board were validly elected, then the full incumbent Board (including the Trustee(s) whose resignation(s) have been tendered) will consider the tendered resignations without the use of a Board committee.

•	A tendered resignation will be effective 90 days from the date of tender unless the Board affirmatively determines to (a) reject the resignation, or (b) accept the resignation on a specified future date or the date upon which an individual is selected by the Board to be appointed as a replacement Trustee to fill the vacancy which results from the effectiveness of the resignation by the resigning Trustee.

•	Following any determination by the Board, the Company will promptly file a Form 8-K with the Securities and Exchange Commission to announce its decision to accept the tendered resignation or, if applicable, the reason(s) for rejecting the offer of resignation and, in each case, an explanation in reasonable detail.
     To the extent that one or more Trustee’s resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
ARTICLE II. TRUSTEES
     Section 1. Annual And Regular Meetings. An annual meeting of the Board shall be held immediately after and at the same place as the annual meeting of Shareholders, no notice other than this bylaw being necessary. The Board may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Board without other notice than such resolution.
     Section 2. Special Meetings. Special meetings of the Board may be called by or at the request of the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or by a majority of the Trustees then in office. The person or persons authorized to call special meetings of the Board may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board called by them.
     Section 3. Notice. Notice of any special meeting of the Board shall be delivered personally or by telephone, facsimile transmission, United States mail or courier to each Trustee at his or her business or residence address. Notice by personal delivery, by telephone or a facsimile transmission shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed to be given when the Trustee is personally given such notice in a telephone call to which he is a party. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed transmission indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board need be stated in the notice, unless specifically required by statute or these Bylaws.
     Section 4. Waiver of Notice. Whenever any notice of a meeting of the Board or any committee thereof is required to be given pursuant to the Declaration of Trust or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the Trustee or Trustees entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any Trustee at any meeting shall constitute a waiver of notice of such meeting.
     Section 5. Organization. A majority of the Board may designate or elect a Trustee to preside at Board meetings. In the absence of such designation or election, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one) or the Chief Executive Officer shall preside at Board meetings; in his absence, the Trustees present at each meeting shall elect one of the Trustees present as chairman. All rules of conduct adopted and used at Board meetings shall be determined by the chairman, whose ruling on all procedural matters shall be final.
     Section 6. Quorum. A majority of the Trustees shall constitute a quorum for the transaction of business at any meeting of the Board of Trustees, provided that if less than a quorum of Trustees is present at a meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and further provided that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group. The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.
     Section 7. Voting at Meetings. Voting at Board meetings may be conducted orally, by show of hands, or, if requested by any Trustee, by written ballot. The results of all voting shall be recorded by the Secretary in the minute book.
     Section 8. Telephone Meetings. Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
     Section 9. Compensation. Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the Board, may receive fixed sums per year and/or per meeting and/or per visit to real property owned or to be acquired by the Trust and for any service or activity they performed or engaged in as Trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.
     Section 10. Distributions. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees, subject to the provisions of law and the Declaration of Trust. In determining the amount of any distribution, the Trustees may establish, modify, and reverse such reserves for contingencies (including, without limitation, for equalizing distributions, for property repair and maintenance, or for such other purposes as the Trustees shall determine to be appropriate) as they shall determine in good faith to be appropriate.
     Section 11. Investment Policy. Subject to the provisions of the Declaration of Trust, the Board may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.
     Section 12. Loss of Deposits. No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association or other institution with whom moneys or shares have been deposited.
     Section 13. Surety Bonds. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.
     Section 14. Reliance. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith on the books of account or other records of the Trust, on an opinion of counsel or on reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.
     Section 15. Certain Rights of Trustees, Officers, Employees And Agents. The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Trust.

     Section 16. Duties of Trustees. Except to the extent that the Trustees are subject to a different standard under Maryland law or the Declaration of Trust, the Trustees shall perform their duties as Trustees or members of committees of Trustees in accordance with Section 2-405.1 of the Maryland General Corporation Law and may rely on information, opinions, reports, or statements as contemplated by Section 2-405.1.
     Section 17. Presumption of Assent. A Trustee who is present at a meeting of the Board of Trustees at which action on any matter is taken on behalf of the Trust shall be presumed to have assented to such action unless such Trustee announces his or her dissent at the meeting and (a) such Trustee’s dissent is entered into the minutes of the meeting, (b) such Trustee files his or her written dissent to such action with the secretary of the meeting before adjournment thereof, or (c) such Trustee forwards his or her written dissent, by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, to the secretary of the meeting or the Secretary of the Trust within 24 hours after the meeting is adjourned. Such right to dissent shall not apply to a trustee who voted in favor of such action or failed to make his or her dissent known at the meeting.
ARTICLE III. COMMITTEES
     Section 1. Number, Tenure And Qualifications. The Board may appoint from among its members an Executive Committee, an Audit Committee, an Executive Compensation Committee, an Investment Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Board.
     Section 2. Meetings. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The Board may designate a chairman of any committee and such chairman or any two members of any committee may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member. Each committee shall keep minutes of its proceedings.
     Section 3. Telephone Meetings. Members of a committee of the Board may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
     Section 4. Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the Board may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.
     Section 5. Vacancies. Subject to the provisions hereof, the Board shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE IV. OFFICERS
     Section 1. General Provisions. The officers of the Trust shall be elected annually by the Board at the first meeting of the Board held after each annual meeting of Shareholders, except that the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one) or the Chief Executive Officer may appoint a President, a Chief Operating Officer, a Chief Financial Officer, a Treasurer, a President of each division of the Trust, a Chairman of each division of the Trust, and one or more Managing Directors, Vice Presidents, Assistant Secretaries and Assistant Treasurers, or such other officers as the Board, the Chairman of the Board or the Chief Executive Officer shall deem proper. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person. In its discretion, the Board may leave unfilled any office except that of Chairman of the Board (or Co-Chairman of the Board, if there is more than one) and Secretary. Any two offices except President and Vice President may be held concurrently by the same person.
     Section 2. Resignation. Any officer of the Trust may resign at any time by giving written notice of his or her resignation to the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the Secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.
     Section 3. Vacancies. A vacancy in any office may be filled by the Board for the balance of the term.
     Section 4. Chairman of The Board. The Chairman of the Board (or the Co-Chairmen of the Board in the order of their election, if there is more than one) shall also serve as the Chief Executive Officer and, as such, shall have general supervision, direction and control of the business and affairs of the Trust, subject to the control of the Board, shall preside at meetings of Shareholders and shall have such other functions, authority and duties as customarily appertain to the office of the chief executive of a business corporation or as may be prescribed by the Board.
     Section 5. Chief Executive Officer. The Chief Executive Officer, if elected, shall be the chief executive officer of the Trust and, as such, shall have general supervision, direction and control of the business and affairs of the Trust, subject to the control of the Board, shall preside at meetings of Shareholders and shall have such other functions, authority and duties as customarily appertain to the office of the chief executive of a business corporation or as may be prescribed by the Board or the Chairman of the Board.
     Section 6. President. The President shall have such functions, authority and duties as may be prescribed by the Board or the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one).

     Section 7. Managing Director. The Managing Director (or the Managing Directors, if there is more than one), shall have such functions, authority and duties, and shall have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 8. Chief Operating Officer. The Chief Operating Officer shall have such functions, authority and duties, and have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 9. Chief Financial Officer. The Chief Financial Officer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 10. President of a Division. Each President of a division of the Trust shall have such functions, authority and duties, and shall have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 11. Chairman of a Division. Each Chairman of a division of the Trust shall have such functions, authority and duties, and shall have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 12. Vice Presidents. Each Vice President shall have such functions, authority and duties, and have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer, the President or any Managing Director.
     Section 13. Secretary. The Secretary shall keep a record of all proceedings of the Shareholders of the Trust and of the Board and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the Shareholders and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Trust and the Secretary or, in the absence of the Secretary, any Assistant Secretary shall have authority to affix the same to any instrument requiring it and when so affixed it may be attested by the signature of the Secretary or any Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Trust and to attest such affixing of the seal.

     Section 14. Assistant Secretary. The Assistant Secretary, or if there is more than one, the Assistant Secretaries in the order determined by the Board (or if there is no such determination, then in the order of their election), shall, in the absence of the Secretary or if the Secretary is unable or refuses to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer, the President or the Secretary.
     Section 15. Treasurer. The Treasurer shall have such functions, authority and duties, and have such additional descriptive designations in his or her title (if any), as may be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer or the President.
     Section 16. Assistant Treasurer. The Assistant Treasurer, or if there is more than one, the Assistant Treasurers in the order determined by the Board (or if there is no such determination, then in the order of their election), shall, in the absence of the Treasurer or if the Treasurer is unable or refuses to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the Chief Executive Officer, the President or the Treasurer.
     Section 17. Salaries. The salaries and other compensation of the officers shall be fixed from time to time by the Board and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a Trustee.
     Section 18. Execution of Documents. A person who holds more than one office in the Trust may not act in more than one capacity to execute, acknowledge or verify an instrument required by law to be executed, acknowledged or verified by more than one officer.
     Section 19. Bonds. The Board may require any officer, agent or employee of the Trust to give a bond to the Trust, conditioned on the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board.
ARTICLE V. INDEMNIFICATION
     Section 1. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the Trustee or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Trust denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Trust. It shall be a defense to any action for advance of expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Trust has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Trust has been met.
     Section 2. Exclusivity, Etc. The indemnification and advance of expenses provided by the Declaration of Trust and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of Shareholders or disinterested Trustees or other provision which is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Trust, shall continue in respect of all events occurring while a person was a Trustee or officer after such person has ceased to be a Trustee or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advancement of expenses under the Declaration of Trust and these Bylaws shall be deemed to be a contract between the Trust and each Trustee or officer of the Trust who serves or served in such capacity at any time while such provisions are in effect. Nothing herein shall prevent the amendment of these Bylaws, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of these Bylaws shall not in any way diminish any rights to indemnification or advancement of expenses of such Trustee or officer of the obligations of the Trust arising hereunder with respect to events occurring, or claims made, while these Bylaws or any provision hereof is in effect.
ARTICLE VI. CONTRACTS AND ACCOUNTING
     Section 1. Contracts. The Board may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be valid and binding on the Board and on the Trust when authorized or ratified by action of the Board.
     Section 2. Checks And Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Board.
     Section 3. Deposits. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Board may designate.
     Section 4. Books and Records. The Trust shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Shareholders and Board and of any executive or other committee when exercising any of the powers of the Board. The books and records of the Trust may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the Bylaws shall be kept at the principal office of the Trust.
     Section 5. Fiscal Year. The fiscal year of the Trust shall be the twelve months ending December 31 in each year, unless otherwise provided by the Board.
ARTICLE VII. SHARES
     Section 1. Certificates. Each Shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of Shares of each class held by him or her in the Trust; provided, however, that the Board may provide by resolution or resolutions that some or all of any class or series of Shares shall be uncertificated. Each certificate shall be signed by the Chairman of the Board (or any Co-Chairman of the Board, if there is more than one), the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of Shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing Shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. If the Trust has authority to issue Shares of more than one class, the certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of Shares and, if the Trust is authorized to issue any preferred or special class in series, the differences in the relative rights and preferences between the Shares of each series to the extent they have been set and the authority of the Board to set the relative rights and preferences of subsequent series. In lieu of such statement or summary, the certificate may state that the Trust will furnish a full statement of such information to any Shareholder upon request and without charge. If any class of Shares is restricted by the Trust as to transferability, the certificate shall contain a full statement of the restriction or state that the Trust will furnish information about the restrictions to the Shareholder on request and without charge.
     Section 2. Transfers. Upon surrender to the Trust or the transfer agent of the Trust of a Share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books. Notwithstanding the foregoing, transfers of Shares of any class will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.
     Section 3. Replacement Certificate. Any officer designated by the Board may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Board may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.
     Section 4. Closing of Transfer Books or Fixing of Record Date.
     (a) Fixing of Record Date. The Board may set, in advance, a record date for the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or determining Shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of Shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days, and in the case of a meeting of the Shareholders not less than ten days, before the date on which the particular action requiring such determination of Shareholders of record is to be held or taken. In lieu of fixing a record date, the Board may provide that the Share transfer books shall be closed for a stated period but not longer than 20 days.
     (b) If Record Date Not Fixed. If no record date is fixed and the Share transfer books are not closed for the determination of Shareholders, the record date for the determination of Shareholders entitled to receive a payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board, declaring the dividend or allotment of rights, is adopted.
     (c) Record Dates for Adjourned Meetings. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in the Declaration of Trust, such determination shall apply to any adjournment thereof, except when the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in which case a new record date shall be determined as set forth in the Declaration of Trust.
     (d) Share Transfers After Record Date. Except where the Board fixes a new record date for any adjourned meeting as provided above, any Shareholder who was a Shareholder on the original record date shall be entitled to receive notice of and to vote at a meeting of Shareholders or any adjournment thereof and to receive a dividend or allotment of rights even though he or she has since such date disposed of his or her Shares, and no Shareholder becoming a Shareholder after such date shall be entitled to receive notice of or to vote at such meeting or any adjournment thereof or to receive such dividend or allotment of rights.
     Section 5. Share Ledger. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate Share ledger containing the name and address of each Shareholder and the number of Shares of each class held by such Shareholder. The Trust shall be entitled to treat the holder of record of any Share as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

     Section 6. Fractional Shares; Issuance of Units. The Board may issue fractional Shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws to the contrary, the Board may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Board may provide that, for a specified period, securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.
ARTICLE VIII. EXEMPTION FROM CONTROL SHARE ACQUISITION ACT
     The provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law (the Maryland Control Share Acquisition Act), or any successor statute, shall not apply to any acquisition by any person of Shares of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw and consistent with applicable law, apply to any prior or subsequent control share acquisition.
ARTICLE IX. AMENDMENT
     These Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, at any meeting of the Board by vote of a majority of the Trustees, subject to repeal or change by action of the Shareholders of the Trust entitled to vote thereon.
ARTICLE X. SEAL
     Section 1. Seal. The Board may adopt a suitable seal, bearing the name of the Trust, which shall be in the charge of the Secretary. The Board may authorize one or more duplicate seals and provide for the custody thereof.
     Section 2. Affixing Seal. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.